Exhibit 99.1

PLAINS EXPLORATION & PRODUCTION COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

The unaudited pro forma condensed consolidated statement of income of Plains Exploration & Production Company (the “Company”, “PXP”, “our”, “we” or “us”) reflects the pro forma effects of:

•

The sale of oil and gas properties to subsidiaries of Occidental Petroleum Corporation (“Occidental”). This transaction closed on September 29, 2006 with an effective date of October 1, 2006. We received approximately $864 million in cash proceeds.

•	The sale of non-producing oil and gas properties to Statoil Gulf of Mexico LLC (“Statoil”). This transaction closed on November 1, 2006. We received approximately $706 million in cash proceeds.

•	The redemption of $250.0 million of 7.125% senior notes due 2014 (the “7.125% Notes”) on November 3, 2006.

•	The retirement of $274.9 million of the $275.0 million outstanding principal amount of 8.75% Senior Subordinated Notes due 2012 (the “8.75% Notes”) on November 3, 2006.

All of these transactions are reflected in our historical consolidated balance sheet at December 31, 2006.

The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2006 has been prepared based on our historical consolidated statement of income for such period and assumes that these transactions occurred on January 1, 2006. The unaudited pro forma condensed consolidated statement of income does not purport to represent what PXP’s results of operations would have been if these transactions had occurred on January 1, 2006. We believe the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the transactions. Pursuant to the rules prescribed by the Securities and Exchange Commission for pro forma financial statements, no pro forma adjustments may be made with respect to nonrecurring charges or credits directly attributable to these transactions that are included in our historical statement of income. Accordingly, no pro forma adjustments have been made to exclude the $983.0 million pre-tax gain on the sale of oil and gas properties and the $45.1 million pre-tax charge for debt extinguishment costs that are directly related to these transactions.

The unaudited pro forma condensed consolidated statement of income should be read in conjunction with PXP’s Annual Report on Form 10-K for the year ended December 31, 2006.

PLAINS EXPLORATION & PRODUCTION COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2006

(in thousands, except per share data)

	Pro Forma Adjustments
	Historical	Sale of Oil & Gas Properties		Debt Retirement		Pro Forma
Revenues
Oil and gas sales	$1,016,046	$(98,494	)(a)	$—		$917,552
Other operating revenues	2,457	—		—		2,457

	1,018,503	(98,494)		—		920,009

Costs and Expenses
Production costs	313,125	(36,552	)(a)	—		276,573
General and administrative	123,134	—		—		123,134
Depreciation, depletion and amortization	207,173	(33,259	)(b)	(1,216	)(c)	172,698
Accretion	9,609	(1,318	)(b)	—		8,291
Gain on sale of oil and gas properties	(982,988)	—		—		(982,988)

	(329,947)	(71,129)		(1,216)		(402,292)

Income from Operations	1,348,450	(27,365)		1,216		1,322,301
Other Income (Expense)
Interest expense	(64,675)	—		31,837	(d)	(32,838)
Debt extinguishment costs	(45,063)					(45,063)
Loss on mark-to-market derivative contracts	(297,503)	—		—		(297,503)
Gain on termination of merger agreement	37,902	—		—		37,902
Interest and other income (expense)	5,496	—		—		5,496

Income (Loss) From Continuing Operations Before Income Taxes	984,607	(27,365)		33,053		990,295
Income tax (expense) benefit	(384,897)	10,905	(e)	(13,172	)(e)	(387,164)

Income (Loss) From Continuing Operations	$599,710	$(16,460)		$19,881		$603,131

Earnings (Loss) from Continuing Operations
Per Share
Basic	$7.76					$7.81

Diluted	$7.67					$7.71

Weighted Average Shares Outstanding
Basic	77,273					77,273

Diluted	78,234					78,234

PLAINS EXPLORATION & PRODUCTION COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF INCOME

NOTE 1 — BASIS OF PRESENTATION

The unaudited pro forma condensed consolidated statement of income of Plains Exploration & Production Company (the “Company”, “PXP”, “our”, “we” or “us”) reflect the pro forma effects of:

•	The sale of oil and gas properties to subsidiaries of Occidental Petroleum Corporation (“Occidental”). This transaction closed on September 29, 2006 with an effective date of October 1, 2006.

•	The sale of non-producing oil and gas properties to Statoil Gulf of Mexico LLC (“Statoil”). This transaction closed on November 1, 2006.

•	The redemption of $250.0 million of 7.125% senior notes due 2014 (the “7.125% Notes”) on November 3, 2006.

•	The retirement of $274.9 million of the $275.0 million outstanding principal amount of 8.75% Senior Subordinated Notes due 2012 (the “8.75% Notes”) on November 3, 2006.

All of these transactions are reflected in our historical consolidated balance sheet at December 31, 2006.

The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2006 has been prepared based on our historical consolidated statement of income for such period and assumes that these transactions occurred on January 1, 2006. The unaudited pro forma condensed consolidated statement of income does not purport to represent what PXP’s results of operations would have been if these transactions had occurred on January 1, 2006. We believe the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the transactions. Pursuant to the rules prescribed by the Securities and Exchange Commission for pro forma financial statements, no pro forma adjustments may be made with respect to nonrecurring charges or credits directly attributable to these transactions that are included in our historical statement of income. Accordingly, no pro forma adjustments have been made to exclude the $983.0 million pre-tax gain on the sale of oil and gas properties and the $45.1 million pre-tax charge for debt extinguishment costs that are directly related to these transactions.

NOTE 2 — PRO FORMA ADJUSTMENTS RELATED TO THE TRANSACTIONS

(a) Reflects the reversal of revenues and expenses attributable to the properties sold to Occidental. There are no adjustments for the properties sold to Statoil because such properties were classified as oil and gas properties not subject to amortization in our historical consolidated balance sheet.

(b) Adjusts depreciation, depletion and amortization (“DD&A”) for (1) the reduction in DD&A reflecting the production volumes attributable to the properties sold and (2) the revision to our DD&A rate reflecting the reserve volumes sold and the reduction in capitalized costs resulting from the transactions. The reduction in accretion expense relates to the asset retirement obligation attributable to the properties sold.

(c) Reflects the reversal of debt issue cost amortization with respect to the 7.125% Notes and the 8.75% Notes.

(d) Reflects the reversal of $35.1 million of interest expense with respect to the 7.125% Notes and the 8.75% Notes, net of a $3.3 million reduction in interest capitalized. Pro forma interest expense relates to our credit facilities, certain derivatives and commitment and other credit facility fees.

(e) Adjusts pro forma income tax expense based on the Company’s estimated effective tax rate, after giving effect to the pro forma transactions. Variances in the Company’s estimated annual effective tax rate from the 35% federal statutory rate primarily result from the effect of state income taxes and estimated permanent differences.